UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 11, 2010

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Torvec, Inc, a leader in advanced driveline products, has entered into a joint venture agreement to form Torvec China. The company will sell its IsoTorque® Differential throughout the country to Chinese automakers as part of its overall strategy to market its IsoTorque Differential this coming fall.

Rochester, N.Y.-based Across China (USA), Inc., and To The Point Consulting, LLC (which is a part of Flaum Management Company, Inc.), will use their decades of experience in U.S. multinational business and China joint ventures to help Torvec establish its presence in the Chinese automobile industry.

Enclosed as Exhibits to this Current Report (Form – 8K) are the agreements entered into by the parties creating the joint venture.

After nearly a year of exploration by Across China, that garnered positive interest in the IsoTorque Differential by the Chinese, the parties elected to create Torvec China. The newly formed Torvec China is aggressively seeking agreements with top Chinese automotive companies to establish prototype programs using its IsoTorque Differential. Ultimately, the company plans to secure original equipment manufacturer (OEM) agreements with Chinese automakers for use in their new production models. Torvec also intends to maintain control of all manufacturing operations in Rochester.

"The auto industry in China is the fastest growing in the world and represents a tremendous opportunity for us," said Keith Gleasman, president and interim chief financial officer at Torvec. "IsoTorque is an evolution in differential design that offers unmatched performance and safety, and as more manufacturers from around the globe take notice, we anticipate that it will become a revolution overseas. At the same time, we are committed to keep manufacturing in Rochester so that our success will generate new job opportunities to spur our local economy."
The IsoTorque Differential allows for maximum traction without interfering with differentiation, resulting in improved vehicle performance, handling, and safety.

The creation of Torvec China is the company's latest initiative designed to grow awareness and sales for its IsoTorque Differential. Recently, Torvec announced plans to introduce the differential technology to the C5 and C6 Corvette and the 2010 Camaro aftermarket this fall and is sponsoring an IsoTorque-installed Corvette C5 in the Sports Car Club of America (SCCA) racing series this summer. Torvec's Corvette C5 has won all three of the races it has run so far, with additional races (including the July 9 Double National at Watkins Glen) scheduled in anticipation of the SCCA National Championship runoffs later this year.

In addition, Torvec continues to work with U.S.-based automotive companies such as General Motors and Ford to enhance its position as a domestic OEM.

"Torvec is an innovation leader that recognizes the value of manufacturing in Rochester and I congratulate the company on this new venture to open up new markets for locally developed and manufactured products," said Congresswoman Louise Slaughter (NY-28). "Torvec is doing what Rochester businesses do best, which is being leaders in the fields and technologies that are changing the world for the better both here and abroad."

About Torvec
Torvec, Inc. is a publicly traded company that develops advanced automotive and related energy technologies that increase transportation safety, mobility, and fuel efficiency and reduce pollutants. Torvec's chief products and intellectual property include its Full Terrain Vehicle (FTV®), infinitely variable transmission, IsoTorque® Differential, hydraulic pump, and motor. For more information, please visit www.torvec.com.

About Across China
Across China (USA), Inc. is a privately held international corporation located in Rochester, N.Y., that has 20 years of experience in U.S. multinational business and China joint ventures. Across China (USA), Inc. has assets in USA and China, with a focus on the investment, manufacturing, automobile marketing and sales, electronics and optical industries.

About To The Point Consulting
To The Point Consulting, LLC is a leading regional management consulting firm that focuses on advising clients on business strategy and implementation. To the Point Consulting's leadership team has years of business experience working with clients in many industry sectors to identify and create opportunities -- with capabilities that include corporate development, finance, business growth, marketing, sales, operations, and business strategy.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

June 16, 2010	By:	Keith E. Gleasman

Name: Keith E. Gleasman
Title: President

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Exhibit Index

Exhibit No.	Description

1	Operating Agreement
2	Marketing, Distribution and License Agreement
3	Sales & Marketing Agreement